Exhibit 99.1

GigOptix Reports First Quarter Fiscal Year 2014 Financial Results

•	Q1 FY14 revenue of $7.4 million, up 7 percent year-over-year and above guidance of $7.2 million

•	High-Speed Communications revenue up 16 percent year-over-year with E-Band sales more than tripling above Q1 FY13

•	Q1 FY14 non-GAAP gross margin of 60 percent, at or above 60 percent for the sixth consecutive quarter

•	Cash and cash equivalents at March 30, 2014 were $19.9 million with no debt

•	Q2 FY14 revenue expected to be in the range of $7.6 million to $7.8 million, or up 3 percent to 5 percent sequentially and 11 percent to 14 percent from Q2 FY13

SAN JOSE, Calif. – May 1, 2014 – GigOptix, Inc. (NYSE MKT: GIG), a leading supplier of advanced high speed semiconductor components for use in long-haul, metro, Cloud connectivity, data centers, consumer electronics links and interactive applications, through optical and wireless communications networks, today announced financial results for its first quarter fiscal year 2014, which ended March 30, 2014.

First Quarter Fiscal 2014 GAAP Results

Total revenue in the first quarter of fiscal 2014 was $7.4 million. This compares with revenue of $6.9 million in the first quarter of fiscal 2013, and $7.8 million in the fourth quarter of fiscal 2013.

Gross margin was 58 percent in the first quarter of fiscal 2014, compared with 62 percent in the first quarter of fiscal 2013, and 58 percent in the fourth quarter of fiscal 2013.

Net loss in the first quarter of fiscal 2014 was $1.9 million, or a net loss of ($0.06) per share. This compares with a net loss of $2.6 million, or a net loss of ($0.12) per share, in the first quarter of fiscal 2013, and a net loss of $1.5 million, or a net loss of ($0.07) per share, in the fourth quarter of fiscal 2013.

Cash and cash equivalents at March 30, 2014 were $19.9 million, and the Company had no debt outstanding. This compares with $20.4 million, at December 31, 2013.

First Quarter Fiscal 2014 Non-GAAP Results1

Non-GAAP net loss in the first quarter of fiscal 2014 was $0.7 million, or ($0.02) per share, and excludes approximately $1.0 million in stock-based compensation and $0.2 million in amortization of intangible assets. The first quarter fiscal 2014 results compare with non-GAAP net income of $0.2 million, or $0.01 per diluted share in the first quarter of fiscal 2013 and non-GAAP net income of $0.1 million, or $0.00 per diluted share in the fourth quarter of fiscal 2013.

Non-GAAP gross margin was 60 percent, compared with 65 percent in the first quarter of fiscal 2013 and 60 percent in the fourth quarter of fiscal 2013.

Adjusted EBITDA for the first quarter of fiscal 2014 was $47,000. First quarter fiscal 2014 Adjusted EBITDA included increased R&D expense to support new product tape-outs and seasonally higher

SG&A costs, which are both expected to decrease in the second quarter. The first quarter fiscal 2014 results compare with Adjusted EBITDA of $0.7 million in the first quarter of fiscal 2013, and Adjusted EBITDA of $0.9 million in the fourth quarter of fiscal 2013.

“We are pleased with our first quarter revenue performance in what is normally a seasonally weak quarter in many of the markets we serve,” said Dr. Avi Katz, Chairman and Chief Executive Officer of GigOptix, Inc. “In particular, our E-Band revenue was very strong, with sales growing about 340 percent from the first quarter a year ago. As we announced in early April, we received a substantial purchase order of $1.5 million for our E-Band devices from one Tier 1 customer. This is expected to result in 2014 E-Band revenue nearly doubling over 2013 levels.

“We are also encouraged with the early results from the BrPhotonics (BrP) joint venture between GigOptix and CPqD that was announced in February. This quarter we expect to receive an initial purchase order for a Silicon Photonics component from a Tier-1 OEM that would include first samples to be delivered by year- end. We are pleased with BrP’s Silicon Photonics progress to date, which is backed by strong technology from GigOptix and CPqD, and Brazilian government support,” said Dr. Katz.

Financial Outlook

“We expect the positive momentum in our High-Speed Communications business to continue and forecast second quarter revenue will increase to be in the range of $7.6 million to $7.8 million, or up approximately 3 percent to 5 percent sequentially,” said Curt Sacks, Senior Vice President and Chief Financial Officer of GigOptix, Inc. “We also remain confident our revenue will increase consistently over the remainder of the year.”

Financial Results Webcast / Conference Call

GigOptix will host a conference call and webcast with investors today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss the first quarter fiscal 2014 financial results, and the business outlook. Investors and other interested parties may access the call by dialing (480) 629-9760. No passcode is needed for the live call. The replay dial-in number is (858) 384-5517, and the passcode is 4678214. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investor Relations section of the Company’s website at http://www.gigoptix.com.

1 Non-GAAP Measures - GigOptix reports revenue, gross margin, operating expense, operating income and net loss on a Generally Accepted Accounting Principles (GAAP) and non-GAAP basis. In addition, it reports Adjusted EBITDA. These non-GAAP measures are provided to enhance investors’ overall understanding of GigOptix financial performance. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to GAAP results. A reconciliation of these GAAP to non-GAAP measurements and Adjusted EBITDA for the three months ended March 30, 2014 and March 31, 2013 can be found in the “Reconciliation of GAAP to Non-GAAP Financial Information” table attached to this press release.

About GigOptix, Inc.

GigOptix is a leading fabless supplier of high speed semiconductor components that enable end-to-end information streaming over optical and wireless networks. The products address long haul and metro telecom applications as well as emerging high-growth opportunities for Cloud and data centers connectivity, and interactive applications for consumer electronics. GigOptix offers a unique broad portfolio of drivers and TIAs for 40Gbps, 100Gbps and 400Gbps fiber-optic telecommunications and data-communications networks, and high performance MMIC solutions that enable next generation wireless microwave systems up to 90GHz.

GigOptix also offers a wide range of digital and mixed-signal ASIC solutions in a wide range of technology geometries from 28nm to 0.6um, and enables a complete product life cycle support from swift introduction of new product through its ASIC SunriseTM program to extension of legacy products through its GigOptix Sunset RescueTM program.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the bringing of products to market with full documentation. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding the plans for BrPhotonics and its relationship with the Company, growth, opportunities, continued traction, contracts, improvements and our statements under the heading “Financial Outlook.” Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to: the ability to extend product offerings into new areas or products, the ability to commercialize licensed technology, unexpected occurrences that deter the full documentation and “bring to market” plan for products that were developed this year and last year, trends and fluctuations in the industry, changes in demand and purchasing volume of customers, unpredictability of suppliers, our ability to control our costs of goods sold, our ability to attract and retain qualified personnel, the ability to move product sales to production levels, the ability to compete for client design-in opportunities, the ability to cross-sell to new clients and to diversify, the success of product sales in new markets or of recently produced product offerings, including bundled product solutions, the amount of cost savings, the ability to improve productivity, the ability to pursue and attract other merger and acquisition opportunities, our ability to enforce intellectual property rights, the ability to maintain and continue relationships with government agencies, and the ability of the partners to BrPhotonics to work together in furtherance of its operational objectives. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of the Company’s filings with the SEC, and in the Company’s other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Investors

Darrow Associates, Inc.

Jim Fanucchi, (408) 404-5400

ir@gigoptix.com

(TABLES TO FOLLOW)

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GIGOPTIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 30,	December 31,	Net Change
	2014	2013	$	%
ASSETS
Current assets:
Cash and cash equivalents	$19,865	$20,377	$(512)	(3%	)
Accounts receivable, net	6,065	5,021	1,044	21%
Inventories	4,753	4,617	136	3%
Prepaid and other current assets	308	434	(126)	(29%	)

Total current assets	30,991	30,449	542	2%
Property and equipment, net	2,958	2,999	(41)	(1%	)
Intangible assets, net	3,064	3,287	(223)	(7%	)
Goodwill	9,860	9,860	—	0%
Restricted cash	284	284	—	0%
Other assets	159	183	(24)	(13%	)

Total assets	$47,316	$47,062	$254	1%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,527	$831	$1,696	204%
Accrued compensation	1,046	1,170	(124)	(11%	)
Other current liabilities	2,420	2,746	(326)	(12%	)

Total current liabilities	5,993	4,747	1,246	26%
Pension liabilities	141	140	1	1%
Other long-term liabilities	584	595	(11)	(2%	)

Total liabilities	6,718	5,482	1,236	23%

Stockholders’ Equity
Common stock	32	32	—	0%
Additional paid-in capital	140,627	139,710	917	1%
Treasury stock, at cost; 701,754 shares as of March 30, 2014 and December 31, 2013, respectively.	(2,209)	(2,209)	—	0%
Accumulated other comprehensive income	488	490	(2)	(0%	)
Accumulated deficit	(98,340)	(96,443)	(1,897)	2%

Total stockholders’ equity	40,598	41,580	(982)	(2%	)

Total liabilities and stockholders’ equity	$47,316	$47,062	$254	1%

GIGOPTIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	March 30, 2014%		March 31, 2013%
Total revenue	$7,386	100%	$6,921	100%
Total cost of revenue	3,126	42%	2,636	38%

Gross profit	4,260	58%	4,285	62%

Research and development expense	3,742	51%	3,236	47%
Selling, general and administrative expense	2,398	32%	2,353	34%
Restructuring expense, net	—	0%	950	14%
Special litigation-related expense	—	0%	415	6%

Total operating expenses	6,140	83%	6,954	100%

Loss from operations	(1,880)	-25%	(2,669)	-39%
Interest expense, net	(17)	0%	(54)	-1%
Other income, net	10	0%	168	2%

Loss before provision for income taxes	(1,887)	-26%	(2,555)	-37%
Provision for income taxes	10	0%	13	0%

Net loss	$(1,897)	-26%	$(2,568)	-37%

Basic and diluted net loss per share	$(0.06)		$(0.12)
Weighted average number of shares used in per share calculations - basic and diluted	31,435		21,547

GIGOPTIX, INC.

NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	March 30, 2014%		March 31, 2013%
Total revenue	$7,386	100%	$6,921	100%
Total cost of revenue	2,947	40%	2,434	35%

Gross profit	4,439	60%	4,487	65%

Research and development expense	3,467	47%	2,913	42%
Selling, general and administrative expense	1,619	22%	1,517	22%

Total operating expenses	5,086	69%	4,430	64%

Income (loss) from operations	(647)	-9%	57	1%
Interest expense, net	(17)	0%	(54)	-1%
Other income (expense), net	10	0%	168	2%

Income (loss) before provision for (benefit from) income taxes	(654)	-9%	171	2%
Provision for (benefit from) income taxes	10	0%	13	0%

Net income (loss)	$(664)	-9%	$158	2%

Basic net income (loss) per share	$(0.02)		$0.01
Diluted net income (loss) per share	$(0.02)		$0.01
Weighted average number of shares used in basic per share calculation	31,435		21,547
Weighted average number of shares used in diluted per share calculation	31,435		22,129

GIGOPTIX, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

	Three months ended,
	March 30, 2014	March 31, 2013
GAAP Total cost of revenue	$3,126	$2,636
Stock-based compensation	(76)	(80)
Amortization of intangible assets	(103)	(122)

Non-GAAP Total cost of revenue	$2,947	$2,434

GAAP Gross profit	$4,260	$4,285
Stock-based compensation	76	80
Amortization of intangible assets	103	122

Non-GAAP Gross profit	$4,439	$4,487

GAAP - Operating expenses	$6,140	$6,954
Stock-based compensation	(934)	(1,028)
Amortization of intangible assets	(120)	(131)
Restructuring expense, net	—	(950)
Special litigation-related expense	—	(415)

Non-GAAP Operating expenses	$5,086	$4,430

GAAP Loss from operations	$(1,880)	$(2,669)
Stock-based compensation	1,010	1,108
Amortization of intangible assets	223	253
Restructuring expense, net	—	950
Special litigation-related expense	—	415

Non-GAAP Income (loss) from operations	$(647)	$57

GAAP - Net loss	$(1,897)	$(2,568)
Stock-based compensation	1,010	1,108
Amortization of intangible assets	223	253
Restructuring expense, net	—	950
Special litigation-related expense	—	415

Non-GAAP Net Income (loss)	$(664)	$158

Adjusted EBITDA reconciliation:
Loss from operations	$(1,880)	$(2,669)
Restructuring expense, net	—	950
Depreciation and amortization	917	914
Stock-based compensation	1,010	1,108
Special litigation-related expense	—	415

Adjusted EBITDA	$47	$718